Exhibit 4.4

DESCRIPTION OF THE COMPANY’S SECURITIES

The following description of the capital stock of Zynga Inc. (“us,” “our,” “we” or the “Company”) is a summary of the rights of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which were previously filed and concurrently filed, respectively, with the Securities and Exchange Commission and incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part, as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). For a complete description of our capital stock, we encourage you to read our certificate of incorporation, bylaws and the applicable portions of the DGCL carefully.

Our classes of common stock previously consisted of Class A, Class B and Class C common stock. On May 2, 2018, our founder, Mark Pincus, elected to convert certain outstanding shares of Class B common stock and all outstanding shares of Class C common stock, in each case, controlled by Mr. Pincus and an affiliated investment entity, into an equivalent number of shares of Class A common stock (hereinafter, the “common stock”). As a result of Mr. Pincus’ conversion, the remaining shares of Class B common stock represented less than 10 percent of the total voting power of all Zynga stockholders and, accordingly, each remaining outstanding share of Class B common stock automatically converted into one share of common stock. Following the conversion, no shares of Class B or Class C common stock were outstanding.

Our authorized capital stock consists of 2,020,517,472 shares of common stock, $0.00000625 par value and 2,000,000 shares of undesignated preferred stock, $0.00000625 par value. As of December 31, 2019, there were 950,042,400 shares of our common stock outstanding and no shares of preferred stock outstanding. As of December 31, 2019, there were approximately 567 stockholders of record of our common stock. The number of record holders does not include beneficial holders who hold their shares in “street name,” meaning that the shares are held for their accounts by a broker or other nominee.

Common Stock

The following are the rights and privileges of our common stock:

Dividends. The holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts which our board of directors may determine.

Voting Rights. Holders of our common stock are entitled to one vote per share.

Liquidation. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock.

Preemptive or Similar Rights. Our common stock has no preemptive or redemption rights.

Conversion. Our common stock is not convertible into any other shares of our capital stock.

Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors, without further action by our stockholders, is authorized to issue shares of preferred stock in one or more series. Our board of directors may designate the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, including without limitation dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including any sinking fund provisions), redemption price or prices and liquidation preferences. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control. The ability to issue preferred stock could delay or impede a change in control. As of the date of this offering memorandum, no shares of preferred stock were outstanding, and we currently have no plan to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws may have the effect of delaying, deterring or discouraging another party from acquiring control of us.

Delaware Law

We are subject to Section 203 of the DGCL, which regulates, subject to some exceptions, acquisitions of publicly-held Delaware corporations. In general, Section 203 prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless:

•	our board of directors approves the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;
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upon consummation of the transaction that results in the person becoming an interested stockholder, the person owned at least 85 percent of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date the person became an interested stockholder, our board of directors approves the business combination and the stockholders other than the interested stockholder authorize the transaction at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding stock not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include:

•	any merger or consolidation involving us and the interested stockholder;
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any sale, transfer, pledge or other disposition involving the interested stockholder of 10 percent or more of either the aggregate market value of our assets or the aggregate market value of our outstanding stock;

•	any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder;
•	any transaction involving us that has the effect of increasing the proportionate share of our stock owned by the interested stockholder; and
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through us.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or, in some circumstances, within three years prior to the time of determination of interested stockholder status did own, 15 percent or more of a corporation’s voting stock.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could depress the market price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions, among other things, include:

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authorizing “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our common stock;

•	limiting the liability of, and providing indemnification to, our directors and officers;
•	limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

•	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors; and
•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Exchange Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “ZNGA.”